Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@hawkinsinc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@comcast.net

JOHN S. MCKEON NAMED

CHAIRMAN OF THE BOARD

OF HAWKINS, INC.

Minneapolis, MN, September 26, 2005 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced that John S. “Jack” McKeon, a Hawkins Board member since 1984, has been named Chairman of the Board of Directors effective September 21, 2005. John R. Hawkins will remain Chief Executive Officer of Hawkins, Inc.

John R. Hawkins, Chief Executive Officer, commented, “We recognize the fundamental importance of good corporate governance and determined it would be prudent as a public company to separate the roles of Board Chairman and CEO. This change is timely and in the best interests of the Company, its shareholders, employees, customers and suppliers. It signifies Hawkins’ understanding of how to maximize value creation for our shareholders through greater transparency and more independence amongst the Board and management roles.”

Mr. McKeon was the President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group through June 2005 and President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) through November 2003. Previously he headed McKeon Associates, a corporate finance-consulting firm and served as a Vice President of Northstar Industries until 1990.

“We are exceptionally pleased that Jack McKeon, a seasoned manager and well respected business leader, agreed to expand his service to the Company as Chairman of the Board,” Hawkins said. “When he first joined our Board in 1984, this company had sales of approximately $30.0 million; for the 2005 fiscal year ended April 3, 2005 Hawkins’ sales hit $115.3 million. Jack has helped guide the Company’s growth and success as well as transitions amongst the management team. He has proven to be an integral member of our Board who I admire and respect.”

“I believe this move is in the best interests of our shareholders,” Hawkins said. “Jack understands the importance and relevance of corporate governance in today’s regulatory environment and in his new role now has the opportunity to maximize his expertise to the benefit of Hawkins.”

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended April 3, 2005, Forms 10-Q, and other SEC filings.

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